Exhibit 10.2

STRICTLY PRIVATE AND CONFIDENTIAL	August 11, 2025

BioRestorative Therapies, Inc.

Attn: Lance Alstodt, Chief Executive Officer

40 Marcus Drive, Suite One, Melville, New York 11747

Dear Lance:

BioRestorative Therapies, Inc. (together with any present and future subsidiaries and affiliates of BioRestorative Therapies, Inc., the “Company”) hereby retains Alere Financial Partners (a division of Cova Capital Partners, LLC (“Cova Capital Partners”) as “Agent”) to serve as exclusive placement agent for the Company on the terms and conditions set forth in this letter agreement (this “Agreement”) for the purpose of raising up to $2.5 million, in the form of a registered direct public offering of the Company’s common stock (“Common Stock”), including, in the discretion of the Company, warrants to purchase Common Stock (“Warrants” and together with Common Stock, the “Securities”), solely to accredited investors (as defined in Regulation D, promulgated under the Securities Act of 1933, as amended) (the “Financing”). The parties acknowledge and agree that the exclusivity granted hereby, and the term Financing, relates only to a registered direct public offering of the Securities undertaken by the Company through a placement agent and does not include, without limitation, any private placement of the Company’s securities, any other public offering of the Company’s securities, including any at-the-market offering, or any warrant exercises or exchanges.

1. In such capacity, the Agent shall be available for advice, and shall advise the Company with respect to such financial matters as the Company shall from time to time request, including without limitation, matters relating to (a) the Company’s business, operations, properties, financial condition and prospects, and (b) the preparation of materials (collectively, the “Documents”) that include select business and financial information about the Company and other relevant information for purposes of investor presentations and meetings with current or potential investors and as investors or other interested parties may request. During the term of this Agreement, the Agent shall serve as exclusive placement agent to the Company for a Financing, whether from institutional, retail or other investors. The Agent is being retained to serve as Agent solely to the Company, and it is agreed that the engagement of the Agent is not, and shall not be deemed to be, on behalf of, and is not intended to confer rights or benefits upon any shareholder or creditor of the Company or upon any other person or entity. No one other than the Company is authorized to rely upon this engagement of the Agent or any statements, conduct or advice of the Agent, and no one other than the Company is intended to be a beneficiary of this engagement. All opinions, advice or other assistance (whether written or oral) given by the Agent in connection with this engagement are intended solely for the benefit and use of the Company and will be treated by the Company as confidential, and no opinion, advice or other assistance of the Agent shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public or other references to the Agent (or to such opinions, advice or other assistance) be made without the express prior written consent of the Agent, unless required by an applicable law or regulation.

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2. The Company will furnish the Agent with all information and material concerning the Company which the Agent reasonably requests in connection with the performance of its obligations hereunder. The Company represents and warrants that all information made available to the Agent by the Company will, at all times during the period of the engagement of the Agent hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made and it will continue to ensure that all such information is current and accurate in all material respects. The Company further represents and warrants that any projections provided to the Agent will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder the Agent will be using and relying upon, without any independent investigation or verification thereof, all information that is or will be furnished to the Agent by or on behalf of the Company and on publicly available information, and the Agent will not in any respect be responsible for the accuracy or completeness of any of the foregoing kinds of information. The Company understands that in rendering services hereunder the Agent does not provide accounting, legal or tax advice and will rely upon the advice of counsel to the Company and other advisors to the Company as to accounting, legal, tax and other matters relating to any services or transactions (including any potential Financing) contemplated by this Agreement.

In connection with the Agent’s activities on behalf of the Company, the Company will furnish the Agent with all financial and other information regarding the Company that the Agent reasonably believes appropriate to its assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the “Information”). The Company will provide the Agent with reasonable access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants for the Company. The Agent will maintain the confidentiality of the Information and, unless and until such Information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement or obligation, shall disclose the Information only as authorized in writing by the Company or as required by law, rule or regulation, including NASD Rule 2711, or by order of a governmental authority or court of competent jurisdiction. In the event that the Agent is legally required to make disclosure of any of the Information, the Agent will give written notice to the Company prior to such disclosure, to the extent that the Agent can practically do so. The provisions of this paragraph shall not be deemed to limit the provisions of Section 9 of the letter agreement, dated December 17, 2024, between the Company and the Agent (the “2024 Agreement”), which shall continue in full force and effect in accordance with its terms.

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3. The Company agrees as compensation for its services under this Agreement to pay the Agent as follows:

(a) (i) If a Financing is consummated during the term of this Agreement with or without the Agent, or (ii) the Company enters into a definitive agreement with respect to a Financing during the term of this Agreement or during the Residual Period (as defined in Section 5 below) and the Financing is thereafter consummated, then the Company shall pay to the Agent, upon each closing or consummation of the Financing (“Closing”), a cash placement fee (the “Financing Fee”) equal to six percent (6.0%) of any gross proceeds received by the Company at such Closing, but only with respect to Securities that are sold in the Financing to an investor who was introduced to the Company by the Agent during the term of this Agreement as evidenced by a list of persons and entities prepared by the Agent and approved in writing by the Company (the “Agent Investors”). Any Financing Fee shall be due and payable immediately upon Closing of a Financing. The Financing Fee shall be deemed earned when paid and shall be non-refundable. The Financing Fee is not negotiable or subject to any reduction, set-off, counterclaim or refund for any reason or matter whatsoever. In addition, in the event Warrants are issued by the Company pursuant to the Financing, the Company shall issue to the Agent or its designees, at the Closing, warrants (the “Placement Agent Warrants”) to purchase that number of shares of Common Stock (the “Placement Agent Warrant Shares”) equal to six percent (6%) of the number of shares of Common Stock issued to the Agent Investors in the Financing, excluding any shares of Common Stock issuable upon exercise or conversion of securities, including Warrants, issued in the Financing. The Placement Agent Warrants (i) shall have a 5-year term, and (ii) shall have a per share exercise price equal to the exercise price per share of the Warrants issued in the Financing. For the avoidance of doubt, no fee, cash or other amount shall be due from the Company to the Agent as the result of the exercise of any Warrants or similar rights or the conversion or exchange of any convertible or exchangeable securities issued in connection with the Financing.

(b) In addition to the fees described in this Section 3 and the obligation of the Company to pay certain expenses set forth in Section 7 and whether or not any Financing is consummated, the Company will pay all of the Agent’s reasonable out-of-pocket expenses directly to the Agent (including, without limitation, the reasonable expenses relating to document and presentation materials, travel, external database and communications services, courier and delivery services, and the reasonable fees and expenses of outside legal counsel), incurred by the Agent in connection with this engagement provided that the Company shall have given its express written permission to the incurrence thereof and to the expressed maximum amount that can be incurred pursuant to such permission.

(c) The Company shall have the absolute right, in its sole discretion, to reject the terms and conditions of any Financing proposed by the Agent.

4. In connection with engagements of the nature covered by this Agreement, it is the Agent’s practice to provide for indemnification, contribution, and limitation of liability. By signing this Agreement, the Company agrees to the provisions attached to this Agreement (Attachment A), which provisions are expressly incorporated by reference herein.

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5. The “Residual Period” shall extend for twelve (12) months from the earlier of (a) the date of termination of this Agreement (subject to Section 8) or (b) the date of automatic expiration of this Agreement, in each case solely with respect to the Agent Investors who were participants in any Financing.

6. Each Party represents and warrants to the other party that this Agreement has been duly authorized by such party and represents the legal, valid, binding and enforceable obligation of such party and that neither this Agreement nor the consummation of any Financing contemplated hereby requires the approval or consent by such party of any governmental or regulatory agency or violates any law, regulation, contract or order binding on such party.

7. In the event of a Financing, the Company shall make or cause to be made state “blue sky” applications in such states and jurisdictions as shall be required by law in connection with a Financing. It shall be the Company’s obligation to bear all blue sky counsel fees and expenses; provided, however, that no such fees and expenses shall be payable unless the Company has given its prior written approval to the incurrence thereof.

8. Each party agrees to comply with all applicable federal and state securities laws in connection with any Financing contemplated by this Agreement. The Agent’s engagement and the term of this Agreement shall automatically expire upon the earlier of (a) ninety (90) days from the date of this Agreement or (b) the Closing of the Financing, unless extended in writing by the Agent and the Company. Either Cova Capital Partners (on behalf of the Agent) or the Company may terminate this Agreement at any time, with or without cause, upon fourteen (14) days’ written notice to the other party. The provisions of Sections 2, 3, 4, 5 (including, without limitation, Attachment A), 6, 7, 9, 10, 11, 12 and 13 hereof shall survive any termination of this Agreement. Notwithstanding the foregoing, Cova Capital Partners (on behalf of the Agent) may immediately terminate this Agreement at any time if (each a “Cova Capital Partners Unilateral Termination”) (i) it reasonably determines that the results from its due diligence review of the Company’s business, management and future prospects are unsatisfactory or (ii) its internal approval committee does not approve proceeding with the Financing. In the event of a Cova Capital Partners Unilateral Termination or a termination of this Agreement by Cova Capital Partners (on behalf of the Agent) without cause, there shall be no Residual Period.

9. The Company agrees that, following any future closing or consummation of any Financing, the Agent shall have the right to place advertisements in financial and other newspapers and journals at its own expense, describing its services to the Company and a general description of the Financing provided that the Agent will submit a copy of any such advertisements to the Company for its prior written approval, which approval shall not be unreasonably withheld or delayed. In addition, the Company agrees to include in any press release or public announcement announcing a Financing, if any, a reference to the Agent’s role as financial advisor and placement agent to the Company with respect to such Financing, provided that the Company will submit a copy of any such press release or public announcement to the Agent for its prior approval, which approval shall not be unreasonably withheld or delayed. The Company agrees that, for a period of forty-five (45) days following the closing of the Financing in the amount of at least $2.5 million, it will suspend its at-the-market offering of Common Stock.

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10. (a) In the event that at least $2.5 million in Securities are sold by the Company during the term of this Agreement to Agent Investors pursuant to the Financing, then the Agent shall have the rights set forth in this Section 10.

(b) In the event, during the Applicable Period (as hereinafter defined), the Company seeks to raise up to $2.5 million in Securities (the “Initial Additional Financing”), it shall notify the Agent of such desire (the “Initial Additional Financing Notice”). Thereupon, the Company and the Agent shall negotiate in good faith the terms of an engagement agreement pursuant to which the Agent shall serve as placement agent or underwriter for the Initial Additional Financing (the “Initial Additional Financing Engagement Agreement”). In the event, within fifteen (15) days following the date of the Initial Additional Financing Notice, the Company and the Agent do not enter into the Initial Additional Financing Engagement Agreement, for any reason, then the Company shall be free to seek to raise funds pursuant to the Initial Additional Financing in such manner as it determines, in its sole discretion, including pursuant to another placement agent or underwriter.

(c) In the event that the Company and the Agent enter into the Initial Additional Financing Engagement Agreement and at least $2.5 million in Securities are sold by the Company to Agent Investors pursuant to the Initial Additional Financing, then the provisions of paragraph (b) above shall apply in like manner with respect to an additional financing by the Company of up to $2.5 million in Securities.

(d) For purposes hereof, the term “Applicable Period” shall mean the twelve (12) month period following the date of this Agreement; provided, however, that the Applicable Period shall terminate earlier in the event (i) the Initial Additional Financing Notice is sent by the Company and the Initial Additional Financing Engagement Agreement is not entered into between the Company and the Agent for any reason or (ii) the Company has raised at least $7.5 million in gross proceeds from the sale of Securities following the date hereof.

(e) For the avoidance of doubt, the provisions of this Section 10 shall apply only with respect to a financing of up to $2.5 million in Securities. Accordingly, in the event the Company seeks to raise more than $2.5 million in Securities pursuant to a financing, the Agent shall not have the rights set forth in this Section 10; however, in such event, the Company shall use reasonable commercial efforts to allow the Agent to participate in such financing.

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11. The Company represents and warrants that there are no brokers, representatives or other persons which have an interest in any compensation due to the Agent from any advice or proposed Financing contemplated herein. The Company acknowledges and agrees that the Agent is a full-service securities firm and as such from time-to-time may effect transactions for its own account or the accounts of its customers and hold long or short positions in debt or equity securities of the companies which may be the subject of a potential Financing. It is understood that the Agent’s obligation under any definitive agreement as placement agent is to use its commercially reasonable efforts throughout the period for which it acts as the Company’s exclusive agent as described herein, including to use its best efforts to complete any proposed Financing contemplated by this Agreement. The Agent’s engagement is not intended to provide the Company or any other person or entity with any assurances that any Financing or other transaction will be consummated, and in no event will the Agent or any of its affiliates be obligated to purchase securities of the Company for its own account or the accounts of its customers.

12. The terms and provisions of this Agreement are solely for the benefit of the Company and the Agent and the other Indemnified Persons and their respective successors, assigns, heirs and personal representatives, and no other person or entity shall acquire or have any right by virtue of this Agreement. The Company and the Agent acknowledge and agree that the Agent is acting as an independent contractor, and is not a fiduciary of, nor will its engagement hereunder give rise to fiduciary duties to, the Company or its board of directors. The Agent shall not have the power or authority to enter into any agreement on behalf of the Company or otherwise bind the Company to any obligation. This Agreement represents the entire understanding between the Company and the Agent with respect to the Agent’s engagement hereunder, and all prior discussions are merged herein (except with respect to the Agent’s confidentiality obligations as provided for hereunder). The parties acknowledge and agree that the engagement provided for in the 2024 Agreement terminated effective as of June 17, 2025, and, except as provided for in Section 11 of the 2024 Agreement, is no longer in effect. This Agreement may be executed in two or more counterparts (including fax or electronic counterparts), all of which together will be considered a single instrument. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAWS, AND MAY BE AMENDED, MODIFIED OR SUPPLEMENTED ONLY BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THE PARTIES HERETO.

13. Dispute Resolution.

(a) All disputes, claims, or controversies arising out of or relating to this Agreement or the transactions contemplated hereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before JAMS, The Resolution Experts, or its successor (“JAMS”). The arbitration shall be held in New York City, New York before three arbitrators, one chosen by the Company, one chosen by Cova Capital Partners, LLC (on behalf of the Agent) and one reasonably agreed upon between the Company and Cova Capital Partners (on behalf of the Agent) (or, if not agreed upon within fifteen (15) days of submission of a proposed third arbitrator by one party to the other party, then by JAMS). The arbitration shall be conducted in accordance with the rules and regulations promulgated by JAMS unless specifically modified herein.

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The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrators may in their discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party refusing to comply with an order of the arbitrators shall be liable for reasonable costs and expenses, including reasonable attorneys’ fees, incurred by the other party in enforcing the award. This Section 13 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that, in the case of temporary or preliminary injunctive relief, any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 13 shall be enforceable in any court of competent jurisdiction.

The parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration; provided, however, the parties agree that the prevailing party shall be entitled to, and the arbitrators shall award to the prevailing party, its reasonable attorneys fees, costs and expenses in the event such party completely prevails or prevails in all material respects in the arbitration decision as determined by the arbitrators. The parties will share equally in the fees and expenses charged by JAMS.

(b) Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of JAMS to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the transactions contemplated hereby and further consents to the jurisdiction of the courts of New York for the purposes of enforcing the arbitration provisions of Section 13(a) of this Agreement. Each party further irrevocably waives any objection to proceeding before JAMS based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before JAMS has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail to the respective address of each party (attention to the Chief Executive Officer). Each of the parties hereto agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto.

14. The Agent may assign, with the prior written consent of the Company, all or a portion of its duties hereunder to one or more investment banks. Notwithstanding any other entity’s participation in any Financing hereunder as a result of such assignment, compensation detailed in Section 3 of this Agreement will be solely due and payable by the Company to the Agent on the proportional basis detailed in Section 3 of this Agreement, unless otherwise agreed in writing. The Agent will compensate any such investment bank or financial advisor directly pursuant to arrangements between the Agent and such investment bank or financial advisor.

[Remainder of page intentionally left blank. Signature page follows.]

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If the foregoing correctly sets forth the entire understanding and agreement between the Agent and the Company, please so indicate in the space provided for that purpose below and return an executed copy to us, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours,

Alere Financial Partners,

A division of Cova Capital Partners LLC

By:
Name:	William Odenthal
Title:	Director of Investment Banking, Alere Financial Partners

By:
Name:	Ed Gibstein
Title:	CEO, Cova Capital Partners, LLC

BioRestorative Therapies, Inc.

By:
Name:	Lance Alstodt
Title:	CEO

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ATTACHMENT A

INDEMNIFICATION, CONTRIBUTION AND
LIMITATION OF LIABILITY PROVISIONS

(a)	The Company agrees to indemnify and hold harmless the Agent and its affiliates and their respective officers, directors, employees and agent, and any persons controlling the Agent or any of its affiliates within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (the Agent and each such other person or entity being referred to herein as an “Indemnified Person”), from and against all claims, liabilities, losses or damages (or actions in respect thereof) or other expenses which are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or its affiliates, (ii) actions taken or omitted to be taken by an Indemnified Person with the written consent or in conformity with the actions or omissions of the Company or its affiliates, or (iii) the Agent’s activities on behalf of the Company as contemplated by this Agreement. The Company will not be responsible, however, for any losses, claims, damages, liabilities or expenses to the extent they are finally determined by a court or arbitral tribunal of competent jurisdiction to have resulted from such Indemnified Person’s bad faith, gross negligence or willful misconduct. In addition, the Company agrees to reimburse each Indemnified Person for all reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) as they are incurred by such Indemnified Person in the third party claim and which are necessary for the defense of any such action or claim.

(b)	If for any reason the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such claim, liability, loss, damage or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Agent on the other, but also the relative fault of the Company and the Agent, as well as any relevant equitable considerations, subject to the limitation that in any event the aggregate contribution of all Indemnified Persons to all losses, claims, liabilities, damages and expenses shall not exceed the amount of fees actually received by or payable to the Agent pursuant to this Agreement. It is hereby further agreed that the relative benefits to the Company on the one hand and the Agent on the other with respect to any Financing or proposed Financing contemplated by this Agreement shall be deemed to be in the same proportion as (i) the total value the Financing bears to (ii) the fees paid or payable to the Agent with respect to such Financing.

(c)	No Indemnified Person shall have any liability to the Company or any other person in connection with the services rendered pursuant to this Agreement, except to the extent any liability for losses, claims, damages or liabilities has been finally determined by a court or arbitral tribunal of competent jurisdiction to have resulted from such Indemnified Person’s bad faith, gross negligence or willful misconduct.

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(d)	If indemnification is to be sought hereunder by any Indemnified Person, then such Indemnified Person shall notify the Company promptly of the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Company promptly shall not relieve the Company from any liability that it may otherwise have to such Indemnified Person except and only to the extent that the Company is materially adversely affected by such Indemnified Person’s failure to provide prompt notice. Following such notification, the Company may elect in writing to assume the defense of such action or proceeding, and, upon such election, it shall not be liable for any legal costs incurred by such Indemnified Person (other than reasonable costs of investigation) in connection therewith, unless (i) the Company has failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner or (ii) representation of such Indemnified Person by counsel provided by the Company would present such counsel with a conflict of interest.

(e)	The Company agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought from the Company by any Indemnified Person (whether any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Indemnified Persons hereunder from all liability arising out of such claim, action, suit or proceeding.

(f)	To the extent officers or employees of the Agent appear as witnesses, are deposed, or otherwise are involved in or assist with any action, hearing or proceeding related to or arising from any Financing or proposed Financing contemplated by this Agreement or the Agent’s engagement hereunder, or in a situation where such appearance, involvement or assistance results from the Agent’s engagement hereunder, the Company will pay the Agent, in addition to the fees set forth above, the Agent’s reasonable and customary per diem charges. In addition, if any Indemnified Person appears as a witness, is deposed or otherwise is required to be involved in any action relating to or arising from any Financing or proposed Financing contemplated by this Agreement or the Agent’s engagement hereunder, or in a situation where such appearance, involvement or assistance results from the Agent’s engagement hereunder, the Company will reimburse such Indemnified Person for all reasonable expenses (including reasonable fees and expenses of counsel) incurred by it by reason of it or any of its personnel being involved in any such action.

(g)	Both parties waive any right to a trial by jury with respect to any claim or action arising out of this Agreement or the actions of the Agent, and consents to personal jurisdiction, service of process and venue as provided for in this Agreement.

(h)	The provisions of this Attachment A shall be in addition to any liability the Company may have to any Indemnified Person at common law or otherwise, and shall survive the termination of this Agreement and the closing or consummation of any Financing or proposed Financing contemplated by this Agreement.